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                                     EXHIBIT 2

                                   DENIS RICHARD
                                 C/O INCOMNET, INC.
                                  2801 MAIN STREET
                              IRVINE, CALIFORNIA 92614

                                  NOVEMBER 5, 1998




Ms. Ellen Cohen
Mr. Martin Fabrikant
c/o Robert S. Matlin, Esq.
Camhy Karlinsky & Stein LLP
1740 Broadway, 16th Floor
New York, New York  10019-4315


Ladies and Gentlemen:

     This letter is to confirm my agreement to each of you that I will vote all of the shares of stock that I own in favor of an increase in the authorized number of shares of Incomnet, Inc. common stock to 50,000,000 shares. If shareholder approval is not obtained at the next meeting of shareholders, I hereby agree to continue to vote all my shares in favor of such proposal until there is a sufficient increase in the number of shares of authorized Incomnet common stock to permit issuance of all common stock underlying the warrants owned by each of you.

                              Very truly yours,

                              /S/ DENIS RICHARD
                              -------------------------------
                              DENIS RICHARD